DESTINATION MATERNITY CORPORATION

CONTACT:
Judd P. Tirnauer
Executive Vice President & Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES AND PROVIDES UPDATED EARNINGS GUIDANCE FOR THIRD QUARTER OF FISCAL 2013
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Company Expects Third Quarter Earnings to Be In the Top Half of its Prior Earnings Guidance Range and to Significantly Exceed Last Year's Results

Philadelphia, PA, July 11, 2013 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported sales for the third quarter of fiscal 2013 ended June 30, 2013, and announced that it expects its third quarter fiscal 2013 earnings to be in the top half of its prior earnings guidance range and to significantly exceed last year's third quarter earnings.

Net sales for the third quarter of fiscal 2013 increased 2.2% to $141.9 million from $138.8 million reported for the third quarter of fiscal 2012. Comparable sales data (which includes Internet sales) for the third quarter of fiscal 2013 and 2012 is presented in the table below.

	Third Quarter Ended June 30,
	2013	2012
	% increase (decrease)
Comparable Sales
Reported basis	4.9%	(2.4)%
Adjusted for calendar timing shift	5.3%	(1.5)%

The increase in total reported sales for the third quarter of fiscal 2013 compared to the third quarter of fiscal 2012 resulted primarily from the increase in comparable sales, partially offset by decreased sales related to the Company's continued efforts to close underperforming stores, and decreased sales due to the closure of all of the Company's remaining leased departments within Babies"R"Us® stores during the month of October 2012.

Net sales for the first nine months of fiscal 2013 decreased 0.2% to $412.0 million from $413.0 million reported for the first nine months of fiscal 2012. Comparable sales data for the first nine months of fiscal 2013 and 2012 is presented in the table below.

	Nine Months Ended June 30,
	2013	2012
	% increase (decrease)
Comparable Sales
Reported basis	3.0%	(1.1)%
Adjusted for calendar timing shift	3.9%	(1.5)%

The slight decrease in total reported sales for the first nine months of fiscal 2013 compared to the first nine months of fiscal 2012 resulted primarily from decreased sales related to the Company's continued efforts to close underperforming stores, and decreased sales due to the closure of all of the Company's remaining leased departments within Babies"R"Us stores during the month of October 2012, substantially offset by the increase in comparable sales.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "We are pleased with our continued positive comparable sales results and our strong earnings performance, with our expected earnings for the third quarter in the top half of our prior earnings guidance range. For the quarter, our sales were near the top end of our sales guidance range and we expect our diluted earnings per share for the third quarter to be in the top half of our prior earnings guidance range of $0.56 to $0.64 per share that we provided in our April 25, 2013 press release, reflecting a significant increase versus last year's third quarter diluted earnings of $0.52 per share. This represents our fourth consecutive quarter of achieving both a comparable sales increase and a significant increase in earnings over the prior year, showing the continued progress we have made with our sales initiatives, while maintaining strong operational and expense discipline.

"Our progress in improving our comparable sales results can be seen by our adjusted comparable sales increases of 5.3% for the third quarter and 3.9% for the first nine months of fiscal 2013, both adjusted for the calendar timing shift as described later in this press release.

"Our total sales of $141.9 million for the third quarter were near the top end of our sales guidance range of $138 to $142 million provided in our April 25 press release, primarily due to our reported comparable sales increase of 4.9%, which was near the top end of our guidance range for a comparable sales increase of between 2% and 5% for the quarter.

For the quarter ended June 30, 2013, the Company opened one multi-brand Destination Maternity nameplate store and closed eight stores, including one store closing related to a Destination Maternity nameplate store opening. For the nine months ended June 30, 2013, the Company opened 11 stores, seven of which were multi-brand Destination Maternity nameplate stores, including the Company's first two Destination Maternity nameplate stores in Canada, and closed 30 stores, including nine store closings related to Destination Maternity nameplate store openings. As of June 30, 2013, the Company operates 606 stores, 1,287 leased department locations and 1,893 total retail locations, compared to 636 stores, 1,380 leased department locations and 2,016 total retail locations operated as of June 30, 2012. In connection with the Company's new broad-based partnership with Bed Bath & Beyond Inc. and its subsidiary, Buy Buy Baby, Inc., the Company discontinued operation of its 124 remaining leased departments in Babies"R"Us stores in late October 2012 and began to open leased departments in select buybuy BABY® stores. According to Bed Bath & Beyond Inc.'s latest public disclosure, as of June 26, 2013 there are 84 buybuy BABY stores. As of June 30, 2013, the Company operates leased departments in 44 buybuy BABY stores, an increase from the 14 leased departments the Company operated in buybuy BABY stores as of March 31, 2013. Over time, the Company expects to continue to increase the number of buybuy BABY stores in which it has a maternity apparel leased department.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday.  Thus, for each calendar quarter, there is a "days adjustment calendar shift" which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week.  In order to quantify and eliminate the effect on reported comparable sales results of the "days adjustment calendar shift", the Company also presents comparable sales on an adjusted basis. For the third quarter of fiscal 2013, adjusted comparable sales were measured for the period Monday April 1, 2013 through Sunday June 30, 2013 compared to the period Monday April 2, 2012 through Sunday July 1, 2012. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the third quarter of fiscal 2013 by approximately 0.4 percentage points. Thus, adjusted comparable sales for the third quarter of fiscal 2013 increased 5.3%, compared to the reported comparable sales increase of 4.9%. For the first nine months of fiscal 2013, adjusted comparable sales were measured for the period Monday October 1, 2012 through Sunday June 30, 2013 compared to the period Monday October 3, 2011 through Sunday July 1, 2012. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the first nine months of fiscal 2013 by approximately 0.9 percentage points, primarily as a result of: (1) having one less Saturday versus the first nine months of fiscal 2012, and (2) having one less day versus the first nine months of fiscal 2012 due to the leap year in 2012. Thus, adjusted comparable sales for the first nine months of fiscal 2013 increased 3.9%, compared to the reported comparable sales increase of 3.0%. For the third quarter of fiscal 2012, the Company estimates the calendar shift unfavorably impacted its reported comparable sales by approximately 0.9 percentage points, and for the first nine months of fiscal 2012, the Company estimates the calendar shift favorably impacted its reported comparable sales by approximately 0.4 percentage points.

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Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of June 30, 2013, Destination Maternity operates 1,893 retail locations, including 606 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,287 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at over 1,100 Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India, the Middle East and South Korea. As of June 30, 2013, Destination Maternity has 141 international franchised locations, including 123 shop-in-shop locations and 18 Destination Maternity branded stores.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.